GUESS?, INC.

March 31, 2023

Dennis Secor

Re:    Amendment of Employment Agreement

Dear Dennis:

Reference is made to the Employment Agreement between you and Guess?, Inc. (the “Company”), dated March 14, 2022 (the “Employment Agreement”). This letter agreement amends certain provisions of the Employment Agreement as set forth below, in each case effective as of March 31, 2023 except as otherwise provided below. Capitalized terms in this letter agreement that are not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.
1.    Extension of Employment Term. Section 2 of the Employment Agreement is hereby amended to provide that the Employment Term shall end on March 31, 2024 and your employment with the Company shall end on March 31, 2024 (unless you and the Company mutually agree in writing, by formal amendment to the Employment Agreement), in each case subject to earlier termination as provided in Section 7 of the Employment Agreement. During the portion of the Employment Term that you no longer serve as the Company’s Chief Financial Officer, you will serve the Company in the position of Executive Vice President, Finance, still reporting to the Company’s CEO.
2.    Time Commitment. Section 1 of the Employment Agreement is hereby amended to provide that, as to such portion of the Employment Term from and after September 1, 2023 (if any), it is expected that your work each week will generally not require a significant amount of time except for each week in which the Company releases its quarterly earnings and for each week prior thereto (in such two week periods you agree that you will be present in the Company’s offices in Los Angeles and you will devote your full-time attention to your duties for the Company).  However, there will be no reduction to your compensation from the levels set forth herein for any week that you do not devote all of your business time to your Company duties (and, similarly, there will be no increase to your compensation for any week where your duties for the Company require you to spend more than the time anticipated). For avoidance of doubt, you will remain classified as “exempt” from overtime throughout the Employment Term.

EXECUTIVE OFFICES • 1444 South Alameda Street, Los Angeles, CA 90021 • 213.765.3100

3.    Base Salary and Benefits. Section 3 of the Employment Agreement is hereby amended to provide that, effective as of April 1, 2023 and as to the remaining portion of the Employment Term from and after that date, your annual rate of Base Salary shall be as follows:
•for the portion of the Employment Term falling on or after April 1, 2023 and on or before August 31, 2023, your annual rate of Base Salary shall be Seven Hundred and Fifty Thousand U.S. Dollars ($750,000); and
•for the portion of the Employment Term falling on or after September 1, 2023 and on or before March 31, 2024, your annual rate of Base Salary shall be Seventy-Five Thousand U.S. Dollars ($75,000).
For purposes of clarity, you will not be entitled to receive the Base Salary provided in this paragraph at any time after the Employment Term; provided, however, that if your employment with the Company terminates prior to March 31, 2024 and you are entitled to receive continued payment of your Base Salary through March 31, 2024 as severance as provided in Section 8(c)(iii) of the Employment Agreement (as amended hereby) in connection with such termination of your employment, the amount of such severance payments during the applicable period shall be determined in accordance with this paragraph.
Section 6 of the Employment Agreement is hereby amended to provide that you will cease accruing vacation time effective as of August 31, 2023. Your accrued and unused vacation time as of that date will be cashed out (based on your rate of Base Salary as in effect on that date) and paid on or promptly after that date.
During the Employment Term, you will continue to be eligible to participate in medical, dental, life, and disability benefits and perquisites on terms not less favorable to you than the terms of the applicable arrangement as applied to officers of the Company generally. Participation in any benefit plan remains subject to satisfying the applicable eligibility requirements. The Company reserves the right to amend or modify the terms and conditions of its benefits plans, and to terminate any benefit plan, from time to time.
4.    Retention Bonus. Section 4 of the Employment Agreement is hereby amended to clarify that you will not be eligible for an annual bonus for the Company’s fiscal year 2024 and that, in lieu of such annual bonus opportunity and subject to your continued employment with the Company through March 31, 2024, you will be entitled to receive a bonus in the amount of $350,000 (the “Retention Bonus”) (if earned, to be paid on or promptly after that date); provided, however, that if your employment with the Company terminates prior to March 31, 2024 and you are entitled to receive the severance payments provided in Section 8(c)(iii) of the Employment Agreement (as amended hereby) in connection with such termination of your employment, you will also be entitled to receive the full amount of the Retention Bonus (in such circumstances, to be paid on, or within ten (10) business days following, the date that is sixty (60) days after your Severance Date).
5.    New Restricted Stock Unit Award. Section 5 of the Employment Agreement is hereby amended to provide that, on April 1, 2023, the Company will grant you a restricted stock unit award with a “Grant Date Value” of $500,000 (the “2023 Restricted Stock Unit Award”) under the Equity Plan. The number of shares of the Company’s common stock subject to the 2023 Restricted Stock Unit Award shall be determined by dividing the Grant Date Value set forth above by the closing price (in regular trading on the New York Stock Exchange) for a share of the Company’s common stock on March 31, 2023 (or, if such date is not a trading day on the New York Stock Exchange, as of the most recent New York Stock Exchange trading day preceding such date), and rounding any fractional share up to the next whole share. The 2023 Restricted Stock Unit Award will be scheduled to vest as to 100% of the stock units subject to such award on March 31, 2024, subject to your continued employment by the Company through such date. The 2023 Restricted Stock Unit Award will be evidenced by a restricted stock unit award agreement using the Company’s standard form for employee restricted stock unit award grants under the Equity Plan (the same form as was used for your restricted stock units awarded by the Company in fiscal year 2023), and will be subject to the terms and conditions of such restricted stock unit award agreement and the Equity Plan.
6.    Severance. Sections 7 and 8 of the Employment Agreement are hereby amended, effective as of April 1, 2023, to change each reference to “March 31, 2023” in such sections to “March 31, 2024,” and Section 8 of the Employment Agreement is hereby amended to provide that each reference to the “Restricted Stock Unit Award” in such section shall also refer to the 2023 Restricted Stock Unit Award. For clarity, if you are entitled to severance benefits pursuant to Section 8, you will not be entitled to any bonus with respect to fiscal year 2023 (as any bonus due to you with respect to fiscal year 2023 will have already been paid; and, for clarity, if your bonus under the Employment Agreement with respect to fiscal year 2023 has not been paid as of the date of this letter agreement, it will be paid promptly after the date of this letter agreement) or fiscal year 2024, but you will be entitled to the retention bonus provided for and in accordance with Section 4 above (or, in the event that benefits are triggered in connection with a termination of employment due to your death or Disability, in accordance with Section 7 below).
7.    Death/Disability Benefits. Section 8(a) of the Employment Agreement is hereby amended to provide that, if your employment with the Company terminates due to your death or Disability after March 31, 2023 and prior to March 31, 2024, (i) you will be entitled to payment of a pro-rated amount of your Retention Bonus, such amount to be determined by multiplying the Retention Bonus by the Pro-Rata Fraction (as defined below) and to be paid within 30 days following your Severance Date, and (ii) the 2023 Restricted Stock Unit Award, to the extent it is outstanding and otherwise unvested on the Severance Date, and notwithstanding anything contained in the applicable award agreement or the Equity Plan (or any successor equity compensation plan) to the contrary, will vest as of the Severance Date as to a pro-rata portion of the total number of stock units subject to the award, such portion to be determined by multiplying the total number of stock units subject to the award by the Pro-Rata Fraction. For purposes of this paragraph, “Pro-Rata Fraction” means the fraction obtained by dividing (i) the total number of days you are employed by the Company from and including April 1, 2023 through and including the Severance Date, by (ii) the total number of days in the period from and including April 1, 2023 through and including March 31, 2024.
Except as expressly set forth herein, the Employment Agreement shall remain in full force and effect in accordance with its current terms. This letter agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
If this letter agreement accurately sets forth our understanding with respect to the foregoing matters, please indicate your acceptance by signing this letter and returning it to the undersigned. This letter agreement shall be a binding agreement between the Company and you. A duplicate copy of this letter agreement is included for your records with the Company.
                    Guess?, Inc.

By: /s/ Carlos Alberini
Its: Chief Executive Officer

Accepted and Agreed:

/s/ Dennis Secor
Dennis Secor

Date: March 31, 2023

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